Exhibit 2

7 January 2016

THE INSTITUTIONAL SELLERS’ REPRESENTATIVE

THE MANAGEMENT SELLERS’ REPRESENTATIVE

THE PURCHASER

THE PURCHASER GUARANTOR

First Amendment Deed in relation to the sale and

purchase deed originally dated 31 December 2015

relating to the sale and purchase of, amongst other

things, the entire issued share capital of Priory Group

No. 1 Limited

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HS

CONTENTS

CLAUSE		PAGE

1.	Definitions and Interpretation	2

2.	Amendment	2

3.	Purchaser Guarantor’s Top-Up Acknowledgment	6

4.	Purchaser Guarantor’s and Institutional Sellers’ Acknowledgement	6

5.	General	6

THIS DEED is executed and delivered on 7 January 2016

PARTIES:

(1)	SIMON POWELL (in his capacity as representative for the Institutional Sellers under the terms of and in accordance with the SPA) of 111 Buckingham Palace Road, London, SW1W 0SR (the Institutional Sellers’ Representative);

(2)	TOM RIALL (in his capacity as representative for the Management Sellers under the terms of and in accordance with the SPA) of Floor 5, 80 Hammersmith Road, London, W14 8UD (the Management Sellers’ Representative);

(3)	WHITEWELL UK INVESTMENTS 1 LIMITED, a private limited company registered in England (company number 09929374), whose registered office is at 1 Finsbury Circus, London EC2M 7SH, United Kingdom (the Purchaser); and

(4)	ACADIA HEALTHCARE COMPANY, INC., a company incorporated under the laws of the State of Delaware, whose principal place of business is 6100 Tower Circle Drive, Suite 1000, Franklin, TN 37067, United States of America (the Purchaser Guarantor).

RECITALS

(A)	The parties hereto are parties to (and/or representatives of the parties to) a sale and purchase deed entered into on 31 December 2015 between the Sellers, the Trustee, the Purchaser and the Purchaser Guarantor relating to the sale and purchase of (amongst other things) the entire issued share capital of Priory Group No. 1 Limited (the SPA).

(B)	The parties reached agreement at approximately 12:30 a.m. (GMT) on 7 January 2016 on the terms of certain amendments to be made to the SPA, which amendments are recorded in this Deed.

IT IS AGREED:

1.	Definitions and Interpretation

1.1	The provisions of Schedule 9 of the SPA shall apply mutatis mutandis save to the extent any term is specifically defined in this Deed.

2.	Amendment

2.1	The Institutional Sellers’ Representative, the Management Sellers’ Representative and the Purchaser (collectively, the Amending Parties) agree that the amendments in this clause 2 shall be deemed to take effect from 12.30 a.m. (GMT) on 7 January 2016.

2.2	The Amending Parties agree that clause 2.5 of the SPA shall be deleted in its entirety and replaced with the following:

“2.5.	If the Public Equity Offering would result in Equity Proceeds at the then prevailing exchange rate of in excess of £400,000,000 with, in the case of clauses 2.5(a) and 2.5(b), a Public Equity Offering Price equal to at least the Agreed Threshold Share Price:

(a)	the Purchaser Guarantor may elect to procure purchasers for some or all of the shares of Acadia Common Stock Consideration at the Public Equity Offering Price and it shall notify the Institutional Sellers’ Representative in writing if it makes such an election and will confirm the number of shares of Acadia Common Stock Consideration to be included in such proposed sale (the Initial Seller Acadia Placing Shares) and the Equity Proceeds in US dollars of such proposed sale (the Cash Consideration Increase Amount) for which it can procure purchasers;

(b)	in such event: (a) the Initial Seller Acadia Placing Shares shall be sold on or prior to Closing by the Purchaser Guarantor to such purchasers as it procures pursuant to clause 2.5(a); (b) the Cash Consideration Increase Amount shall be paid Pro Rata to the Institutional Sellers in US dollars at Closing; and (c) the Acadia Common Stock Consideration to be delivered to each Institutional Seller pursuant to clause 2.4 shall be reduced by its Pro Rata share of the Acadia Common Stock Reduction Shares (the aggregate number of shares of Acadia Common Stock Consideration as reduced by the Acadia Common Stock Reduction Shares being the Adjusted Acadia Placing Stock). The Purchaser Guarantor will inform the Institutional Sellers’ Representative in writing as soon as reasonably practicable on or following the Pricing Date, and in any event within two Business Days, of the number of Initial Seller Acadia Placing Shares and the Cash Consideration Increase Amount (subject to adjustment prior to Closing as a result of finalisation of the calculation of the Equity Proceeds). Acadia Common Stock Reduction Shares means the number of shares of Acadia Common Stock equal to: (a) the Cash Consideration Increase Amount; divided by (b) the Agreed Threshold Share Price (and, for the avoidance of doubt, the Acadia Common Stock Reduction Shares shall not exceed the Acadia Common Stock Consideration and the Cash Consideration Increase Amount shall not exceed the Acadia Common Stock Consideration Amount);

(c)	in the event, and to the extent, that the underwriters in the Public Equity Offering exercise the option (granted to them by the Purchaser Guarantor in the underwriting agreement entered into in connection with the Public Equity Offering) to acquire additional shares of Acadia Common Stock which shall be at a Public Equity Offering Price (regardless of whether the Purchaser Guarantor has exercised its election under clause 2.5(a)), then, if an Option Closing occurs before the date that is five Business Days before the Closing Date, and provided that the Cash Consideration Increase Amount (if any) is or was (as relevant) less than the Acadia Common Stock Consideration Amount, then: (i) the Equity Proceeds raised in such Option Closing, in respect of the first 1,500,000 shares of Acadia Common Stock in relation to which such option is exercised, shall be paid Pro Rata to the Institutional Sellers in US dollars at Closing; and (ii) the Acadia Common Stock Consideration to be delivered to each Institutional Seller pursuant to clause 2.4, as adjusted in accordance with clause 2.6, shall be reduced by its Pro Rata share of the aggregate number of shares of Acadia Common Stock sold to the underwriters at Option Closing provided that such aggregate reduction may not exceed 1,500,000 shares; and

(d)	if the Purchaser Guarantor makes such an election pursuant to clause 2.5(a), the Purchaser shall give a notice in writing (delivered both by email and by hand at the Top-Up Meeting, as defined below) (the Placing Election Notice) to the Institutional Sellers’ Representative stating that it is electing to place Initial Seller Acadia Placing Shares pursuant to this clause 2.5 and setting out the Public Equity Offering Price. Such Placing Election Notice shall be so served by no later than 17:00 Eastern Standard Time on the Pricing Date.”

2.3	The Amending Parties agree that Clause 2.6 of the SPA shall be deleted in its entirety and replaced with the following.

“2.6.	If the Public Equity Offering Price is less than the Agreed Threshold Share Price, the Purchaser Guarantor shall, at its absolute discretion, be entitled to issue additional shares of Acadia Common Stock (for no consideration in addition to the transfer (and, if relevant, the redemption) of the Shares and the redemption of the Notes pursuant to the terms of this Deed) Pro Rata to the Institutional Sellers on Closing such that the aggregate of the number of shares of Acadia Common Stock so issued, together with the Adjusted Acadia Placing Stock, all valued at the Public Equity Offering Price, would be equal to the Acadia Common Stock Consideration Amount (such election being the Full Top-Up Election). Beginning at 16:00 Eastern Standard Time and continuing until the later of: (a) 17:00 Eastern Standard Time; and (b) if a Non Top-Up Election is made by the time specified for delivery of the Election Notice in this clause 2.6, 45 minutes after the time at which a Non Top-Up Election is delivered on the Pricing Date, there shall be a meeting at the London offices of Advent International (at the address 111 Buckingham Palace Road, London SW1W 0SR) (or such other physical location as agreed in writing as between the Institutional Seller’s Representative and the Purchaser prior to the Pricing Date), which shall be attended by, amongst others, the Institutional Sellers’ Pricing Representative (and its legal advisers) and the Purchaser’s Counsel (acting on behalf of the Purchaser) (the Top-Up Meeting). By 17:00 Eastern Standard Time, at the Top-Up Meeting, the Purchaser may procure that the Purchaser’s Counsel (acting on behalf of the Purchaser) give a notice in writing (delivered by hand and, to the extent that either or both of the Purchaser Guarantor and the Institutional Sellers’ Representative are available, will simultaneously be notified by conference call) to the Institutional Sellers’ Pricing Representative (the Election Notice) setting out the Public Equity Offering Price and stating (without qualification) whether the Purchaser Guarantor is thereby:

(a)	making the Full Top-Up Election; or

(b)	not making Full Top-Up Election (the Non Top-Up Election).

If the Public Equity Offering Price is less than the Agreed Threshold Share Price and the Election Notice is not so delivered in accordance with this clause 2.6 making the statement in either paragraph (a) or (b) above in accordance with this clause 2.6, then, in either such case, the Purchaser shall be deemed to have made the Full Top-Up Election. The time of the delivery of the Non Top-Up Election shall be the Notification Time. (Clause 4.8 of this Deed provides for the conduct of communications between the

Institutional Sellers’ Pricing Representative and the Purchaser before 16:00 Eastern Standard Time on the Pricing Date.) The Institutional Sellers’ Pricing Representative (on behalf of the Institutional Sellers) may elect within 20 minutes of the Notification Time, by notice in writing (delivered by hand and, to the extent that either or both of the Purchaser Guarantor and the Institutional Sellers’ Representative are available, will simultaneously be notified by conference call) to the Purchaser’s Counsel (acting on behalf of the Purchaser), to terminate this Deed and following any such termination, the parties shall have no rights and liabilities under this Deed, save for any rights and liabilities which have accrued before termination or under any of the Surviving Provisions. A Full Top-Up Election (or a deemed Full Top-Up Election), shall be an irrevocable and binding commitment upon the Purchaser Guarantor to issue such additional shares of Acadia Common Stock upon Closing in accordance with this clause 2.6. If either the Institutional Sellers’ Pricing Representative or the Purchaser’s Counsel (acting on the Purchaser’s behalf) is not present at the Top-Up Meeting for any period of time during which a notice is due to be given to him pursuant to this clause 2.6, then such notice may be delivered to the Institutional Sellers’ Pricing Representative or the Purchaser, respectively, by email (in accordance with clause 21 of this Deed) with such notice also being delivered to the Institutional Sellers’ Pricing Representative or the Purchaser, respectively, by hand as soon as possible thereafter.”

2.4	The Amending Parties agree that clause 4.11(g)(ii) shall be amended by:

(a)	replacing the words “clause 2.5” by “clauses 2.5(a) and 2.5(b)”; and

(b)	inserting the words “and, if any Option Closing occurs in accordance with clause 2.5(c), the Equity Proceeds resulting from such Option Closing (along with the number of Acadia Common Stock shares sold to generate those Equity Proceeds)” after the words “…to be issued pursuant thereto)”.

2.5	The Amending Parties agree that Schedule 9 of the SPA shall be amended as follows:

(a)	the following definitions shall be deleted from Schedule 9 of the SPA:

(i)	Initial Acadia Common Stock Reduction Shares;

(ii)	Initial Cash Consideration Increase Amount;

(iii)	Option Acadia Common Stock Reduction Shares; and

(iv)	Option Cash Consideration Increase Amount;

(b)	the definition of “Acadia Common Stock Reduction Shares” shall be amended by deleting the reference to “clause 2.5(c)” and replacing it with “clause 2.5(b)”; and

(c)	the definition of “Cash Consideration Increase Amount” shall be amended by deleting the reference to “clause 2.5(c)” and replacing it with “clause 2.5(a)”.

3.	Purchaser Guarantor’s Top-Up Acknowledgment

3.1	The Purchaser Guarantor hereby acknowledges that it is deemed to have, in accordance with clause 2.6 of the SPA (as amended pursuant to clause 2.3 of this Deed, above), made the Full Top-Up Election.

4.	Purchaser Guarantor’s and Institutional Sellers’ Acknowledgement

4.1	The Purchaser Guarantor and Institutional Sellers’ Representative acknowledge that, following the Top-Up Meeting which occurred on 6 January 2016:

(a)	the Public Equity Offering Price is US$61.00;

(b)	the number of shares comprising the Adjusted Acadia Placing Stock is 5,363,000;

(c)	the aggregate of the Acadia Common Stock to be issued pursuant to the Full Top-Up Election and the Adjusted Acadia Placing Stock is 5,533,561 shares of Acadia Common Stock;

(d)	the Purchaser Guarantor shall not permit more than 1,500,000 shares of Acadia Common Stock to be sold at Option Closing pursuant to and in accordance with clause 2.5(c) of the SPA (as amended by clause 2.2 of this Deed, above); and

(e)	if all of the 1,500,000 shares of Acadia Common Stock to be sold at Option Closing are so sold, then:

(i)	the Equity Proceeds raised at such Option Closing shall, for the purposes of clause 2.5(c)(i) of the SPA (as amended by clause 2.2 of this Deed, above) be an amount of US$89,212,500.00 (and, for the avoidance of doubt, if fewer than 1,500,000 shares of Acadia Common Stock are so sold at Option Closing the Equity Proceeds generated by such sale (and payable to the Institutional Sellers in accordance with clause 2.5(c)(i) of the SPA (as amended by clause 2.2 of this Deed, above)) shall not be less than 97.5% of the gross proceeds generated from the sale of such shares of Acadia Common Stock); and

(ii)	the Acadia Common Stock Consideration to be issued to the Institutional Sellers at Closing shall, following adjustment in accordance with clause 2.5(c)(ii) of the SPA (as amended by clause 2.2 of this Deed, above) be in an aggregate amount of 4,033,561 shares of Acadia Common Stock.

5.	General

5.1	Clauses 23 (Whole Agreement), 27 (Counterparts), 29 (Invalidity), 30 (Third Party Enforcement Rights) and 31 (Governing Law and Jurisdiction) shall apply to this Agreement mutatis mutandis.

IN WITNESS WHEREOF this Deed has been duly executed by the parties and is intended to be and is hereby delivered on the date first above written.

Institutional Sellers’ Representative’s Signature Page

EXECUTED AS A DEED	)
by	)
SIMON POWELL	)
as the Institutional Sellers’ Representative	)

In the presence of:

Signature of witness:

Name of witness:

Address:

Occupation:

Management Sellers’ Representative’s Signature Page

EXECUTED AS A DEED	)
for and on behalf of	)
TOM RIALL	)
as the Management Sellers’ Representative	)
acting by David Hall, his attorney	)

In the presence of:

Signature of witness:

Name of witness:

Address:

Occupation:

Purchaser’s Signature Page

EXECUTED AS A DEED	)
for and on behalf of	)
WHITEWELL UK INVESTMENTS 1	)
LIMITED	)
acting by , a director	)

In the presence of:

Signature of witness:

Name of witness:

Address:

Occupation:

Purchaser Guarantor’s Signature Page

EXECUTED AS A DEED	)
for and on behalf of	)
ACADIA HEALTHCARE	)
COMPANY, INC.	)
acting by , a director	)

In the presence of:

Signature of witness:

Name of witness:

Address:

Occupation: